Subsidiaries of Registrant

Dover Aggregates, Inc., a Delaware corporation doing business as BlowOut Video.

Pro Image Inc., a Utah Corporation doing business as Pro Image and Team Spirit

Streamlined Solutions, Inc., an Oregon corporation doing business as Streamlined Solutions, Inc. and Streamlined Informations Systems.

BlowOut Video, Inc., an Oregon corporation, doing business as BlowOut Video.

Mortco, Inc., an Oregon corporation.

Attitude 2 Travel, Inc., an Oregon corporation.

RTK Kelly Limited a foreign corporation.

PDF, Inc., an Oregon corporation.